Exhibit 99.1

1660 Wynkoop Street, Suite 1000	NewsRelease
Denver Colorado 80202-1132
Phone: (303) 573-1660
Fax: (303) 595-9385
Email: info@royalgold.com
www.royalgold.com
FOR IMMEDIATE RELEASE: FOR FURTHER INFORMATION CONTACT:
Karen Gross, Vice President and Corporate Secretary
(303) 573-1660
ROYAL GOLD ENTERS INTO A NEW CREDIT FACILITY
WITH INCREASED AVAILABILITY
     DENVER, COLORADO. OCTOBER 31, 2008: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced that it has entered into a new amended and restated credit facility with the maximum availability increased from US$80 million to US$125 million. In addition, the credit facility is now syndicated with HSBC Bank USA National Association acting as the Administrative Agent and as a Sole Lead Arranger, and the Bank of Novascotia acting as Sole Syndication Agent.
     Tony Jensen, President and CEO, commented, “This revised credit facility gives the Company additional financial flexibility as we continue to pursue our growth strategy. Royal Gold currently has nearly $60 million of cash on hand and, with $125 million available under the revised credit facility, we have access to $185 million in total liquidity. We look forward to our continued relationship with HSBC and our new association with the Bank of Nova Scotia.”
     The term of the facility matures on October 30, 2013. Borrowings under the credit facility will bear interest at a floating rate ranging from LIBOR plus 1.75% to LIBOR plus 2.25%. Repayment of any loans under the line of credit will be secured by

Royal Gold’s producing royalties in Nevada and certain other assets of the Company and its subsidiaries. No funds have been drawn or are currently outstanding.
About Royal Gold
     Royal Gold is the leading precious metals royalty company engaged in the acquisition and management of precious metals royalty interests. Royal Gold is publicly-traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.
Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the forward looking statements contained herein. Such forward-looking statements include the statement that additional cash availability under the credit facility will give the Company increased financial flexibility as it continues to pursue its growth strategy. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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